Exhibit 23.2

CONSENT OF PRX GEOGRAPHIC, INC.

PRX Geographic, Inc. prepared the corn study dated April 2, 2007 for Akron Riverview Corn Processors, LLC.  PRX Geographic, Inc. hereby consents to the inclusion of information from the corn study in the Form SB-2 Registration Statement of Akron Riverview Corn Processors, LLC.

/s/ Martin D. Ruikka - President
PRX Geographic, Inc.

Chelsea, Michigan

April 30, 2007